                                                                  Exhibit (c)(2)



PRESENTATION TO THE SPECIAL COMMITTEE
OF THE BOARD OF DIRECTORS



                      [BROOKDALE LIVING COMMUNITIES, INC. LOGO]


MAY 8, 2000

TABLE OF CONTENTS

     1.   Executive Summary

     2.   The Special Committee Process

     3.   The Company and the Assisted Living Industry

     4.   Conclusion

     5.   Appendix: Recent Merrill Lynch Research






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                                                                               1

                               EXECUTIVE SUMMARY

EXECUTIVE SUMMARY
THE MERRILL LYNCH TEAM

 REAL ESTATE INVESTMENT BANKING                     MERGERS & ACQUISITIONS

            JOHN BRADY                                   ALAN HARTMAN
        Managing Director                     Managing Director - Healthcare M&A

           CHRIS ALLEN                                   PHILIP MINTZ
            Associate                          Vice President - Real Estate M&A

            JAN POSTMA                                    SAM SIEGAL
             Analyst                                       Analyst



                   [BROOKDALE LIVING COMMUNITIES, INC. LOGO]



REAL ESTATE VALUATION & APPRAISAL                          RESEARCH

            ED WELCH                                     DOUG SIMPSON
            Director                                    Vice President

           ALAN ROBSON                                    A.J. RICE
            Director                                 First Vice President

           JOAN IMBRO
         Vice President



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
EXECUTIVE SUMMARY
OVERVIEW

     o Merrill Lynch would appreciate the opportunity to advise and assist the special committee (the "Special Committee") of Brookdale's Board of Directors with respect to events arising from the recent Fortress equity investment

            * The Prime Group agreed to sell 3.9 million shares, or approximately 39.8% of Brookdale's outstanding common shares(1), to Fortress (the "Fortress Purchase") for $15.00 per share on April 20, 2000

            * Upon closing of the Fortress Purchase, Michael Reschke will resign from the Board of Directors and Fortress will receive two designees

            * Fortress is subject to a standstill agreement through May 14, 2002 which prohibits them from acquiring additional shares of Brookdale, except in the case of an all cash tender for all of the remaining shares of common stock at no less than $15.00 per share

                 -  Cannot commence such a tender offer prior to July 5th, 2000

                 - Fortress was approved as an "interested shareholder" for purposes of Delaware 203

     o The Special Committee has hired Gardner, Carton & Douglas as outside counsel and now seeks to hire a financial advisor to evaluate a potential tender offer from Fortress and otherwise consider a broad range of strategic alternatives



----------

(1) Based on the 8-K dated April 21, 2000. The Company also has $100.0 million of convertible debt outstanding, with a conversion price of $18.25. The debt is held by Capital Z.

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
EXECUTIVE SUMMARY

Overview (Continued)


     o In order to properly assess the adequacy of any potential proposal, the Special Committee should understand all of the legal and financial options available to it

         * Central to this understanding will be the development of a 5 year financial model, including a detailed valuation undertaken by the financial advisor based on the following principal methodologies

              - Discounted Cash Flow                - Public Market Comparables

              - Net Asset Valuation                 - Affordability Analysis

              - Acquisition Comparables



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

EXECUTIVE SUMMARY
Considerations

     o At the completion of the legal and financial strategic advisory review, the Special Committee will be appropriately positioned to weigh and consider available options

     o If Fortress does commence a cash tender for the remaining shares(1), the Company would have various options, including, but not limited to

          * Accept and recommend the transaction

          * Negotiate with Fortress for additional consideration

          * Seek third party indications of interest

          * Recapitalize the Company

          * Reject the Fortress offer



-------
(1) While Fortress would not need Board approval, it is likely that they would solicit approval and request that the Special Committee obtain a fairness opinion from a financial advisor.


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

                         THE SPECIAL COMMITTEE PROCESS

THE SPECIAL COMMITTEE PROCESS

o After the designation of the Special Committee and the hiring of outside legal counsel and a financial advisor, the Special Committee and its advisors will

     *    Undertake a strategic review of the Company's financial prospects

     * Formulate and define a process with the goal being to ultimately maximize value to the Company's shareholders

o    A legal review will be conducted by outside legal counsel

     *    Articles of Incorporation and Bylaws

     *    Corporate governance guidelines

     * Structural defenses in both the Articles of Incorporation and Bylaws, to the extent possible, as well as Delaware corporate law

o    A financial analysis will be conducted by the investment banking team

     *    Conduct extensive due diligence on the Company's assets

     *    Prepare a detailed valuation model of the Company

     * Consider the terms and conditions of an anticipated cash tender and review and analyze a range of strategic alternatives and their financial implications to the Company

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
THE SPECIAL COMMITTEE PROCESS


     o Ultimately, with both legal and financial assistance, the Special Committee will decide based upon fiduciary obligations what course of action is in the best interest of the shareholders

     o It is important that the Special Committee utilize a financial advisor with a broad range of expertise in

         * Special Committee Representation

         * The Real Estate Sector

         * The Assisted Living Sector

         * Opportunity Funds / Institutional Investors


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


THE SPECIAL COMMITTEE PROCESS
Merrill Lynch Experience

o Merrill Lynch has extensive and relevant special committee advisory experience, including(1)

     *    Sun International Hotels      *    WestPoint Stevens
     *    Ventas                        *    Tower Realty
     *    Prison Realty Trust           *    Ambassador Apartments
     *    Hillhaven

o    Merrill Lynch also has extensive assisted living experience

     *    HCR Manor Care/Alterra Healthcare asset sale and strategic alliance
     *    Health Care Property Investors/AHP
     *    Equity Research (A.J. Rice -- Institutional Investor Ranked #1)
     * Dedicated in-house appraisers with significant experience conducting net asset valuations of health care assets

----------
(1) In fact, members of the Brookdale team (the "Team") have personally worked on the Sun International Hotels, Ventas, Prison Realty Trust, Tower Realty, Ambassador Apartments, and Hillhaven advisory assignments.

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
THE SPECIAL COMMITTEE PROCESS

Selected Merrill Lynch Special Committee Advisory Situations

                                                                                                                            TOTAL
ANNOUNCEMENT   EFFECTIVE                                                                                                 TRANSACTION
   DATE          DATE      CLIENT NAME                                DESCRIPTION                                         VALUE (mm)
------------   ---------   -----------                                -----------                                        -----------
02/11/00       Pending     Sun International Hotels        Advised the special committee in management buyout              $  900.0

12/27/99       Pending     Prison Realty Trust             Advised the special committee on restructuring the Company       1,500.0

03/12/99       Pending     CNL American Properties Fund    Advised the special committee on restructuring the Company         733.0

03/16/99       Pending     Ventas                          Advised the special committee in the restructuring of                 NA
                                                           $1.0 billion of bank debt and in negotiations with
                                                           Vencor, the Company's principal tenant

12/10/98       Withdrawn   Oakwood Homes Corporation       Represented the special committee in the sale of the               922.0
                                                           Company

11/05/98       12/16/98    Citizens Corp.                  Provided a fairness opinion to the special committee               195.9

11/02/98       Pending     Smart & Final Inc.              Advised the special committee on restructuring the Company            NA

10/09/98       Pending     Oak Technology Inc.             Represented the special committee in management buyout             180.0

09/25/98       03/31/99    Bruckmann Rossier & Sherrill    Represented management in management buyout                        350.0

09/15/98       Pending     US Freightways                  Represented the special committee in management buyout                NA

09/10/98       07/08/99    St. John Knits                  Represented the special committee in the sale of the Company       520.0

08/12/98       05/24/99    Tower Realty Trust              Advised the special committee on sale to Reckson Associates        762.8

08/10/98       03/19/99    Storage Trust Realty            Advised the special committee in unsolicited proposal from         610.0
                                                           Public Storage Inc.

07/14/98       11/02/98    Mycogen Corp.                   Advised the special committee on sale of 30% of the Company        322.0
                                                           to Dow

02/16/98       06/30/99    Dexter Corp.                    Advised the special committee in the purchase of Life              420.0
                                                           Technology

12/30/97       11/22/99    Kaiser Ventures Inc.            Represented the special committee in the exclusive sale               NA
                                                           of the Company

11/09/97       06/09/98    American Radio                  Provided a fairness opinion to the special committee in the      2,600.0
                                                           spin off of Tower

10/23/97       03/30/98    Nu Skin Asia Pacific            Represented the special committee in the purchase of               250.0
                                                           Nu Skin International

08/26/97       01/12/98    Texas Gas Corp.                 Provided a fairness opinion to the special committee on the      2,350.0
                                                           exclusive sale of the Company

04/15/97       01/05/98    Wyndham Hotels                  Advised the special committee in the sale of the Company         1,100.0
                                                           to Patriot American

01/30/97       10/19/98    SPS Transaction Services Inc.   Provided a fairness opinion to the special committee on               NA
                                                           the sale of 28% of the Company to Dean Witter

01/10/97       06/13/97    Crescent Real Estate Equities   Provided a fairness opinion to the special committee in the        400.0
                                                           acquisition of facilities from Magellan

01/10/97       02/27/98    Xpedite Systems, Inc.           Represented the special committee in the buyout offer from         235.0
                                                           a management led group

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

                  THE COMPANY AND THE ASSISTED LIVING INDUSTRY

THE COMPANY AND THE ASSISTED LIVING INDUSTRY
Current Valuations

     o Equity values in the assisted living sector continue to suffer due to concerns about facility fill rates, capital availability and cost, accounting issues, high leverage, and potential regulatory scrutiny

          * The average assisted living stock has declined 27.9% over the past 12 months, while the S&P 500 rose 6.3%

     o The sell-off of assisted living stocks has been sparked by several factors

          * Alterra Healthcare, Sunrise Assisted Living, and American Retirement Corp. significantly missed quarterly earnings due to slower than expected residence fill-up to 15-18 months (from an average of 9-13 months), which fueled concern about development pipelines and the ability to maintain fee based income

          * Renewed scrutiny over the use of joint ventures and other financing techniques to keep start-up losses from adversely impacting reported earnings

          * Reduced access to traditional lending sources, such as REITs, commercial banks, and private development partners

     o In response to the dramatic shift in the market's perception of assisted living stocks, several companies have announced that they are exploring new strategic directions

          * In October 1999, American Retirement announced a shift in strategy from developments to acquisitions

          * In March, Sunrise Assisted Living announced a new corporate structure designed to better align key management strengths with operational responsibilities


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
THE COMPANY AND THE ASSISTED LIVING INDUSTRY

Overview
(Dollars in Millions, Except Per Share Data)

                               FINANCIAL DATA(1)

          Current Share Price                $  12.88
               52 Week High                  $  15.75
               52 Week Low                   $  10.38
          Shares Outstanding                      9.9
                                             --------
          Total Equity Capitalization        $  126.8
          Plus: Secured Debt                 $   99.1
          Plus: Convertible Debt             $ 100.00
                                             --------
          Total Market Capitalization        $  325.9
          Plus: 8.0 x Leases                 $  208.1
                                             --------
          Adjusted Market Capitalization     $  533.9
                                             ========


                              TRADING MULTIPLES(2)

         YEAR               EBITDAR MULTIPLE     EBITDA MULTIPLE       P/E MULTIPLE
         ----               ----------------     ---------------       ------------
         2000E                    9.7x               12.0x                11.0x
         2001E                    8.9x               10.4x                 9.2x

PROJECTED FINANCIAL RESULTS     EBITDAR              EBITDA                 EPS
---------------------------     -------              ------               ------
         2000E                  $ 55.3               $ 27.1               $ 1.17
         2001E                  $ 59.9               $ 31.4               $ 1.40

CONSENSUS 5 YEAR GROWTH RATE      24.5%

----------

(1) Based on 10-K dated 12/31/99 except for shares outstanding, which is based on the 8-K dated April 21, 2000.

(2) EPS based on First Call consensus estimates dated May 5, 2000. EBITDA estimates from Merrill Lynch Equity Research dated March 28, 2000.



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
THE COMPANY AND THE ASSISTED LIVING INDUSTRY
Trading History



                                    [CHART]

                          Brookdale Living Communities



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
THE COMPANY AND THE ASSISTED LIVING INDUSTRY
ANALYSIS OF TRADING VOLUME FROM 05/05/99 TO 05/05/00

              PERCENT OF VOLUME WHICH TRADED IN STOCK PRICE RANGE

                                    [CHART]

               SHARES TRADED      PRICE PER SHARE     PERCENT
               -------------      ---------------     -------
                                   $10.00-$11.00       14.2%
                                   $11.00-$12.00        9.1%
                                   $12.00-$13.00       26.8%
                                   $13.00-$14.00       26.1%
                                   $14.00-$15.00       23.2%
                                   $15.00-$16.00        0.6%


             PERCENT OF VOLUME WHICH TRADED BELOW STOCK PRICE RANGE

                                    [CHART]

                CUMULATIVE
               SHARES TRADED      PRICE PER SHARE     PERCENT
               -------------      ---------------     -------
                                      $11.00           14.2%
                                      $12.00           23.3%
                                      $13.00           50.1%
                                      $14.00           76.3%
                                      $15.00           99.4%
                                      $16.00          100.0%



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
THE COMPANY AND THE ASSISTED LIVING INDUSTRY
Relative Stock Price Performance Over Two Year Period*



                                    [CHART]



----------

* Assisted Living Composite includes ACR, ALI, CSU, ESC, SNRZ, and SRS.



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

THE COMPANY AND THE ASSISTED LIVING INDUSTRY
Comparison of Selected Public Companies
Ranked by 2000E EBITDAR Multiple
($ in thousands, except per share data)


                                                   Equity           Total           Adjusted       Debt + Pref(4)/       2000E
                               Price as of         Market           Market           Market         Total Market        EBITDAR
Company                          05/05/00          Cap(1)           Cap(2)           Cap(3)        Capitalization     Multiple(5)
-------                        ------------     ------------     ------------     ------------     --------------     ------------

American Retirement (10)       $       7.56     $    129,662     $    609,036     $    720,012              78.7%            12.1x
Sunrise Assisted Living        $      16.75     $    367,476     $  1,088,167     $  1,179,015              65.9%            12.0x
Emeritus                       $       4.00     $     40,266     $    272,765     $    460,765              84.9%            11.1x
Alterra Healthcare             $       3.00     $     66,300     $    900,639     $  1,299,263              92.2%            10.3x
Capital Senior Living          $       2.50     $     49,293     $    154,286     $    154,286              60.7%             5.8x
ARV Assisted Living            $       1.19     $     20,733     $    136,464     $    398,736              84.8%               NA
                               ------------     ------------     ------------     ------------      ------------      ------------


           MAXIMUM                              $    367,476     $  1,088,167     $  1,299,263              92.2%            12.1x
           MEAN                                 $    112,289     $    526,893     $    702,013              77.9%            10.2x
           MINIMUM                              $     20,733     $    136,464     $    154,286              60.7%             5.8x
                                                ============     ============     ============      ============      ============

Brookdale                      $      12.88     $    126,819     $    325,884     $    533,948              61.1%             9.7x
                               ============     ============     ============     ============      ============      ============

                                Adjusted                          Adjusted
                                  2000E            2000E            2000E            2000E            2001E
                                 EBITDAR          EBITDA           EBITDA             EPS              EPS
Company                        Multiple(6)      Multiple(7)      Multiple(8)      Multiple(9)      Multiple(9)
-------                        ------------     ------------     ------------     ------------     ------------

American Retirement (10)              15.0x            14.3x            19.6x            19.1x            13.9x
Sunrise Assisted Living               19.7x            12.6x            22.8x            25.7x            20.7x
Emeritus                              13.3x            14.8x            23.7x               NM               NM
Alterra Healthcare                    11.4x            16.9x            22.0x               NM            14.3x
Capital Senior Living                  9.0x             5.8x             9.0x             8.6x             7.1x
ARV Assisted Living                      NA               NA               NA               NM             9.9x
                               ------------     ------------     ------------     ------------     ------------


           MAXIMUM                    19.7x            16.9x            23.7x            25.7x            20.7x
           MEAN                       13.7x            12.9x            19.4x            17.8x            13.2x
           MINIMUM                     9.0x             5.8x             9.0x             8.6x             7.1x
                               ============     ============     ============     ============     ============

Brookdale                             11.2x            12.0x            16.8x            11.0x             9.2x
                               ============     ============     ============     ============     ============

----------

NM = Not Meaningful

Source: Financial statements ending December 31, 1999 except for Brookdale's shares outstanding, which is based on the 8-K dated April 21, 2000.

(1)  Equity market cap includes in-the-money converts.

(2) Total market cap represents equity market cap plus debt plus minority interest plus preferred at liquidation value.

(3)  Adjusted market cap represents total market cap plus 8x rents.

(4)  Preferred stock valued at liquidation value.

(5) Adjusted market cap / 2000E EBITDAR. EBITDAR estimates based on latest research.

(6) Adjusted market cap / 2000E EBITDAR net of fee and other income. EBITDAR estimates based on latest research.

(7)  Total market cap / 2000E EBITDA. EBITDA estimates based on latest research.

(8) Total market cap / 2000E EBITDA net of fee and other income. EBITDA estimates based on latest research.

(9)  First Call consensus estimates.

(10) Debt for ACR includes refundable portion of life estate fees.


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

THE COMPANY AND THE ASSISTED LIVING INDUSTRY
Implied Premiums and Multiples Under Various Tender Offer Assumptions

                                                                            OFFER PRICE
                                        -------------------------------------------------------------------------------------
                                          $15.00         $16.00         $17.00         $18.00         $19.00         $20.00
                                        ----------     ----------     ----------     ----------     ----------     ----------

Equity Value (1)                        $  147,750     $  157,600     $  167,450     $  177,300     $  291,260     $  306,589
Total Market Value(2)                   $  346,815     $  356,665     $  366,515     $  376,365     $  390,325     $  405,654
Adjusted Market Value(3)                $  554,879     $  564,729     $  574,579     $  584,429     $  598,389     $  613,718

PREMIUM TO:
Current Price                                 16.5%          24.3%          32.0%          39.8%          47.6%          55.3%
52 Week High                                  (4.8)%          1.6%           7.9%          14.3%          20.6%          27.0%
52 Week Low                                   44.6%          54.2%          63.9%          73.5%          83.1%          92.8%
3 Month Average                               21.8%          29.9%          38.1%          46.2%          54.3%          62.4%

IMPLIED VALUE AS A MULTIPLE OF:
2000E EBITDAR(4)                             10.0x          10.2x          10.4x          10.6x          10.8x          11.1x
Adjusted 2000E EBITDAR(5)                    11.7x          11.9x          12.1x          12.3x          12.6x          12.9x
2000E EBITDA(6)                              12.8x          13.2x          13.5x          13.9x          14.4x          15.0x
Adjusted 2000E EBITDA(7)                     17.9x          18.4x          18.9x          19.4x          20.1x          20.9x
2000E EPS(8)                                 12.8x          13.7x          14.5x          15.4x          16.2x          17.1x

----------

NM = Not Meaningful, Outliers excluded from summary.

Source: Financial statements ending December 31, 1999 except for Brookdale's shares outstanding, which is based on the 8-K dated April 21, 2000.

(1)  Equity market cap includes in-the-money converts.

(2) Total market cap represents equity market cap plus debt plus minority interest plus preferred at liquidation value.

(3)  Adjusted market cap represents total market cap plus 8x rents.

(4) Adjusted market cap / 2000E EBITDAR. EBITDAR estimates based on latest research.

(5) Adjusted market cap / 2000E EBITDAR net of fee and other income. EBITDAR estimates based on latest research.

(6)  Total market cap / 2000E EBITDA. EBITDA estimates based on latest research.

(7) Total market cap / 2000E EBITDA net of fee and other income. EBITDA estimates based on latest research.

(8)  First Call consensus estimates.



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
THE COMPANY AND THE ASSISTED LIVING INDUSTRY

List of Potential Investors


FINANCIAL INVESTORS               PUBLIC STRATEGIC INVESTORS            PRIVATE STRATEGIC INVESTORS
o  The Hampstead Group            o  Sunrise Assisted Living             o  Classic Residence by Hyatt
                                                                            (Pritzker)
o  Oak Hill Partners              o  American Retirement Corp.
                                                                         o  IPC Advisors/Central Park
o  Blackstone Group               o  Emeritus (or affiliates)               Lodges (Reichmann)

o  Madison Dearborn Partners      o  Marriott International              o  Holiday Retirement Corp. (or
                                                                            affiliates)
o  Warburg, Pincus                o  Crestline
                                                                         o  Senior Campus Living
o  Code Hennessy & Simmons        o  ARV Assisted Living
                                                                         o  Life Care Senior Corp.
o  Walton Street Capital          o  Capital Senior Living Corp.
                                                                         o  Life Trust
o  Whitehall Fund                 o  Forest City Enterprises

o  Morgan Stanley Group Holdings

o  AEW Capital

o  Carlyle Group

o  Westbrook Partners

o  Joseph, Littlejohn & Levy

o  Apollo Real Estate Advisors

o  Fremont Realty Capital




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
THE COMPANY AND THE ASSISTED LIVING INDUSTRY
SELECTED STRATEGIC INVESTMENTS IN ASSISTED LIVING COMPANIES

  DATE OF
ANNOUNCEMENT           FINANCIAL INVESTOR                    PUBLIC COMPANY                             INVESTMENT
------------           ------------------                    --------------                             ----------
   Apr-00     Fortress Investment Fund              Brookdale Living Communities       3.9 million shares, 39.8% stake.
                                                    (BLCI)

   Apr-00     Daniel Baty (Emeritus)                Alterra Healthcare (ALI)           $138.0 million of convertible debt, with a
              William Colson (Holiday Retirement)                                      conversion price of $4.00 and a 9.75% semi-
                                                                                       annual payment-in-kind (PIK) coupon.

   Jan-00     AR Investment Ltd. (Reichman)         Alterra Healthcare (ALI)           1.8 million shares of common, 8.0% stake
                                                                                       (approximately $14 million).

   Dec-99     RCW Holdings (Reichman)               Sunrise-Assisted Living (SNRZ)     1.4 million shares of common, 6.7% stake
                                                                                       (approximately $13 million).

   Nov-99     Walton Street Capital                 American Retirement Corp. (ACR)    $10 million common stock, 9.6% stake.

   Oct-99     IPC Advisors (Reichmann Family)       Balanced Care Corporation (BAL)    $21 million, 49% stake -- $4.1 million
                                                                                       convertible preferred stock (converts to 3.3
                                                                                       million shares), $1.25/share offer for 13.4
                                                                                       million common shares.

   May-99     Capital Z Partners                    Brookdale Living Communities       $100 million, 5.5% convertible subordinated
                                                    (BLCI)                             notes ($18.25 strike price, representing 30%
                                                                                       premium to the current stock price).

   Jan-98     Lone Star Opportunity Fund            Greenbriar (GBR)                   $22 million, 6% preferred stock, Convertible
                                                                                       into 1.25 million shares. Also providing a
                                                                                       $90 million lease line of credit.

   May-97     Whitehall Street Real Estate LP VII   Integrated Living Communities      $11.50 per share cash tender.
              (affiliate of Goldman, Sachs & Co.)   (ILCC)

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

                                   CONCLUSION

CONCLUSION

     o It is too early to predict what will happen as the process will be extremely fluid once the Fortress Purchase closes. However,

          * Merrill Lynch would be prepared to immediately begin to understand and evaluate the Company's financial position

          * The Team is extremely excited about the opportunity to work on behalf of Brookdale's Special Committee and will dedicate all resources necessary to assist the Special Committee in exercising its fiduciary responsibilities




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
                                     INDEX

[MERRILL LYNCH LOGO]     BULLETIN                                  UNITED STATES
                                                                  LONG-TERM CARE

       25 April 2000
                         BROOKDALE LIVING
        Doug Simpson     COMMUNITIES INC.
      Vice President
    (1) 212 449-9406     SUBSTANTIAL COMPANY STAKE CHANGES HANDS     ACCUMULATE*

           A.J. Rice
First Vice President
    (1) 212 449-3200     REASON FOR REPORT: Company Update            LONG TERM
                                                                     ACCUMULATE


PRICE:                             $11 1/2

ESTIMATES (DEC)                    1999A          2000E          2001E
---------------                    -----          -----          -----
EPS:                               $0.92          $1.15          $1.35
P/E:                               12.5x          10.0x           8.5x
EPS Change (YoY):                                 25.0%          17.4%
Consensus EPS:                                    $1.21          $1.40
     (First Call: 17-Apr-2000)
Q1 EPS (Mar):                      $0.24          $0.26

Cash Flow/Share:                   $1.49          $1.72          $2.04
Price/Cash Flow:                    7.7x           6.7x           5.6x

Dividend Rate:                       Nil            Nil            Nil
Dividend Yield:                      Nil            Nil            Nil

OPINION & FINANCIAL DATA

                  Investment Opinion:   D-2-2-9
Mkt. Value / Shares Outstanding (mn):   $138 / 12
         Book Value/Share (Dec-1999):   $8.32
                    Price/Book Ratio:   1.4x
                   ROE 2000E Average:   14.3%
           LT Liability % of Capital:   65.9%
              Est. 5 Year EPS Growth:   25.0%

STOCK DATA

                       52-Week Range:   $15 3/4-$10 3/8
                   Symbol / Exchange:   BLCI / OTC
                             Options:   None
    Institutional Ownership-Spectrum:   30.9%
       Brokers Covering (First Call):   9

ML INDUSTRY WEIGHTINGS & RATINGS**

    STRATEGY; WEIGHTING REL. TO MKT.:
                              Income:   Underweight    (07-Mar-1995)
                              Growth:   Overweight     (07-Mar-1995)
                     Income & Growth:   Overweight     (07-Mar-1995)
                Capital Appreciation:   Overweight     (04-Feb-1998)

   MARKET ANALYSIS; TECHNICAL RATING:   Below Average  (25-Jun-1998)

*Intermediate term opinion last changed on 16-Sep-1999.

**The views expressed are those of the macro department and do not necessarily coincide with those of the Fundamental analyst.

For full investment opinion definitions, see footnotes.

INVESTMENT HIGHLIGHTS:

o On April 21, Prime Group Inc. announced that it has agreed to sell 3.9 million shares of Brookdale common stock, which represents roughly 39.8% of shares outstanding, to an affiliate of Fortress Investment Fund at $15 each for a total of $58.8 million.

o In addition, Fortress agreed to buy up to 87,500 Brookdale shares from Brookdale Chairman Michael Reschke for $15 a share, representing total consideration of $1.3 million. Following this sale, Mr. Reschke will resign from Brookdale's board of directors and two of Fortress designees will be named.

o We believe that this transaction could position the company to be taken private over the intermediate term, given BLCI's relatively small public float and two financially strong investors (Capital Z Partners Ltd. and an affiliate of Fortress Investment Fund). At roughly $15 a share, we estimate that the company's publicly held equity would have a value of approximately $80-85 million based on a public float of roughly 5.5 million shares.

o At April 10, 2000, there were 9.85 million shares outstanding. Assuming conversion of its $100 million 5.5% debenture issue at $18.25, Capital Z controls 5.5 million shares. When this transaction closes, Capital Z and the Fortress affiliate will control 9.4-9.5 million Brookdale shares in total, or roughly 62% of total outstanding shares.

                                    [CHART]

                               Stock Performance



Merrill Lynch & Co.
Global Securities Research & Economics Group
Global Fundamental Equity Research Department

Brookdale Living Communities Inc. -- 25 April 2000          [MERRILL LYNCH LOGO]




On April 21, Prime Group Inc. announced that it agreed to sell 3.9 million common Brookdale shares, or about 39.8% of shares outstanding, to an affiliate of Fortress Investment Fund at $15 each for a total of $58.8 million. In addition, Fortress agreed to buy up to 87,500 Brookdale shares from Brookdale Chairman Michael Reschke for $1.3 million. Following this sale, Mr. Reschke will resign from Brookdale's board of directors and two of Fortress designees will be elected.

We believe that the Prime Group's decision to sell its position in Brookdale may have been related to liquidity issues stemming from poor stock price performance at the group's affiliate, Prime Retail. Stock in Prime Retail has fallen to $1 11/16 per share from a high of $9 13/16 per share over the last year. We believe that the buyers were attracted by the quality of Brookdale's asset base and management team, as well as the independent living company's solid track record in a troubled industry.

We believe that completion of this transaction could position the company to be taken private over the intermediate term. The company has a relatively small public float and two financially strong investors (Capital Z Partners Ltd. and an affiliate of Fortress Investment Fund). Assuming a buyout price of $15 a share, the publicly held stock of the company could be purchased for roughly $80-85 million, based on a public float of roughly 5.5 million.

At April 10, 2000, there were 9.85 million shares outstanding. Assuming conversion of its $100 million 5.5% debenture issue at $18.25, Capital Z controls 5.5 million shares. When this transaction closes, Capital Z and the Fortress affiliate will control 9.4-9.5 million Brookdale shares in total, or roughly 62% of total outstanding shares.

By way of background, in addition to being Chairman of Brookdale, Mr. Reschke has served as Chairman, Chief Executive Officer and President of the Prime Group since 1981. He is also Chairman of Prime Retail, Inc. (NYSE:PRT), a publicly traded real estate investment trust (REIT) involved in the ownership and management of factory outlet centers. He is also Chairman of Prime Group Realty Trust (NYSE:PGE), which is a publicly traded REIT focused on the ownership and management of office and industrial buildings. Finally, Mr. Reschke serves as a board member of Horizon Group Properties, Inc. (NASDAQ:HPGI), a publicly traded REIT focused on ownership and management of factory outlet centers.

The sale transaction includes an agreement that Fortress cannot acquire additional shares of Brookdale unless a cash tender offer is made for all of the company's remaining shares, at a price of at least $15 per share. Further, any such tender offer cannot take place prior to July 5, 2000, without the consent of Brookdale.


--------------------------------------------------------------------------------

     (BLCI) The securities of the company are not listed but trade over-the-counter in the United States. In the US, retail sales and/or distribution of this report may be made only in states where these securities are exempt from registration or have been qualified for sale. MLPF&S or its affiliates usually make a market in the securities of this company.

     Opinion Key (X-a-b-c): Investment Risk Rating(X): A-Low, B-Average, C-Above Average, D-High. Appreciation Potential Rating (a: Int. Term - 0-12 mo.: b: Long Term - greater than 1 yr.): 1-Buy, 2-Accumulate, 3-Neutral, 4-Reduce, 5-Sell, 6-No Rating. Income Rating(c): 7-Same/Higher, 8-Same/Lower, 9-No Cash Dividend.

     Copyright 2000 Merrill Lynch, Pierce, Fenner & Smith Incorporated
(MLPF&S). All rights reserved. Any authorized use or disclosure is prohibited. This report has been prepared and issued by MLPF&S and/or one of its affiliates and has been approved for publication in the United Kingdom by Merrill Lynch, Pierce, Fenner & Smith Limited, which is regulated by SFA; has been considered and distributed in Australia by Merrill Lynch Equities (Australia) Limited (ACN 006 276 795), a licensed securities dealer under the Australian Corporations
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herein was obtained from various sources: We do not guarantee its accuracy or
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                                                                               2

[MERRILL LYNCH LOGO]   IN-DEPTH REPORT                             UNITED STATES
                                                                  LONG-TERM CARE

       28 March 2000
                       BROOKDALE LIVING
        Doug Simpson   COMMUNITIES INC.
      Vice President
    (1) 212 449-9406   Q4 EPS ADVANCES 19%;                          ACCUMULATE*
                       COMPANY FOCUSING ON LARGER ACQUISITIONS
           A.J. Rice
First Vice President
    (1) 212 449-3200   REASON FOR REPORT: Analysis of Sales/Earnings   LONG TERM
                                                                      ACCUMULATE


PRICE:                             $11 3/8


ESTIMATES (DEC)                    1999A          2000E          2001E
---------------                    -----          -----          -----
EPS:                               $0.92          $1.15          $1.35
P/E:                               12.4x           9.9x           8.4x
EPS Change (YoY):                                 25.0%           8.7%
Consensus EPS:
     (First Call: 09-Mar-2000)
Q1 EPS (Mar):                      $0.24          $0.26

Cash Flow/Share:                   $1.49          $1.72          $2.04
Price/Cash Flow:                    7.6x           6.6x           5.6x

OPINION & FINANCIAL DATA

                  Investment Opinion:   D-2-2-9
Mkt. Value / Shares Outstanding (mn):   $148 / 11.6
         Book Value/Share (Dec-1999):   $8.32
                    Price/Book Ratio:   1.4x
                   ROE 1999E Average:   15.9%
           LT Liability % of Capital:   30.4%
              Est. 5 Year EPS Growth:   25.0%

STOCK DATA

                       52-Week Range:   $17 1/2-$11
                   Symbol / Exchange:   BLCI / OTC
                             Options:   None
    Institutional Ownership-Spectrum:   33.1%
       Brokers Covering (First Call):   8

ML INDUSTRY WEIGHTINGS & RATINGS**

    STRATEGY; WEIGHTING REL. TO MKT.:
                              Income:   Underweight    (07-Mar-1995)
                              Growth:   Overweight     (07-Mar-1995)
                     Income & Growth:   Overweight     (07-Mar-1995)
                Capital Appreciation:   Overweight     (04-Feb-1998)

   MARKET ANALYSIS; TECHNICAL RATING:   Below Average  (25-Jun-1998)

*Intermediate term opinion last changed on 16-Sep-1999.

**The views expressed are those of the macro department and do not necessarily coincide with those of the Fundamental analyst.

For full investment opinion definitions, see footnotes.

INVESTMENT HIGHLIGHTS:

o On March 13, Brookdale Living Communities, a leading provider of upscale independent living services, reported fourth quarter 1999 earnings of $0.25 per share, excluding onetime items, up 19% from $0.21 a year ago. Results were in line with consensus and $0.01 below our specific estimate.

o Consolidated Q4 revenues advanced 28%, aided by 6% internal sales growth and expansion of the BLCI portfolio. Facility operating income increased 33%, while same facility operating income increased 9% year-over-year. Consolidated facility operating margin improved to 47% from 46% last year.

o Along with its earnings release, BLCI management signaled that it plans to focus on larger acquisition opportunities for the foreseeable future. This contrasts with a previous strategy of pursuing several single facility acquisitions each quarter. As a result, we have lowered our 2000 EPS estimates to $1.15 from $1.35, previously, to remove the previously anticipated benefit of one-off transactions. A larger deal, if it is accomplished, could create upside to our revised estimate.

o We are maintaining our Intermediate and Long-Term Attractive ratings on BLCI shares.


                                    [CHART]




Merrill Lynch & Co.
Global Securities Research & Economics Group
Global Fundamental Equity Research Department

Brookdale Living Communities, Inc. - 28 March 2000

                                                            [MERRILL LYNCH LOGO]


FOURTH QUARTER HIGHLIGHTS

On March 13, Brookdale Living Communities reported a 19% increase in fourth quarter EPS to $0.25 on a continuing operating basis. Highlights from the quarter were as follows:

Consolidated revenues advanced 28% to $27.6 million. Same store revenues for 14 core properties increased 6% to $20.2 million. Average occupancy across the entire BLCI portfolio was 95% in the fourth quarter (excluding recently opened development projects and newly leased properties).

Facility operating income increased 33% to $12.1 million in the fourth quarter, while facility operating margin improved to 47% from 45% last year. Same facility operating margin improved to 47% from 46% last year.

Same facility after tax cash flow increased 19% to $4.2 million in the fourth quarter.

As of March 13, BLCI has repurchased 1.7 million of 17 million fully diluted shares, under a two million repurchase authorization.

NEW ACQUISITION STRATEGY

Brookdale management is in the process of revising its approach to acquisitions. The company plans to continue its internal development program through which it plans to build several 220-unit prototype facilities each year. At this point, Brookdale management is focusing on larger scale acquisition opportunities. Although Brookdale reports no decrease in the availability of single acquisition opportunities, management feels that the potential exists to undertake a larger acquisition, involving several thousand units, on very attractive terms.

Since coming public in May, 1997, Brookdale had targeted the acquisition of 4-6 facilities per year, representing 800-1,200 units. However, the company has made only one small acquisition in each of the last two quarters. Discussions with management lead us to believe that because of the current focus on larger deals, we think it is likely that Brookdale will not complete any smaller acquisitions over the next six months.

Because smaller deals have become less predictable and larger transactions are difficult to time, we have removed all acquisitions from our 2000 financial projections. As a result, we have reduced our 2000 EPS estimate to $1.15 from $1.35 previously. For 2001, our initial estimate is $1.35.

DETAILED REVIEW OF FOURTH QUARTER RESULTS

Revenues. Brookdale reported a 27.5% increase in revenues to $27.6 million from $21.7 million in the prior year. Resident fees increased 28.9% to $25.9 million from $20.1 million in the year ago period, development fees increased to $1.6 million from $1.5 million and management fees were unchanged at $0.1 million. Revenues were modestly below our projections, as we had anticipated 2 small acquisitions in our forecast for the quarter.

On a same facility basis (including 14 properties), Brookdale reported a 6% increase in revenues from the prior year period, to $20.2 million.

Excluding recently opened development projects and newly leased properties (Berkshire of Castleton and Benchmark), Brookdale reported average occupancy of 95% across its portfolio, consistent with prior periods. The Benchmark facility is reportedly 92% occupied currently, while the Berkshire of Castleton is about 85% full. Occupancy trends at Berkshire of Castleton are little changed from September, as the facility has experienced a higher than expected turnover of some of its more acute resident population.

Margin Trends. Brookdale reported an EBITDAR margin of 45.2% for the quarter, up from 44.4% last year and up sequentially from 44.5% in the third

[MERRILL LYNCH LOGO]          Brookdale Living Communities, Inc. - 28 March 2000

quarter. The EBITDA margin increased to 21.6% from 20.9% last year and 20.6% in the third quarter.

Fourth quarter operating expenses improved 130 basis points, falling to 53.2% of resident fees from 54.5% in the prior year. On a sequential basis, operating expenses fell from 54.1% of resident fees in the third quarter of 1999.

On a same store basis (including 14 properties), Brookdale reported a 9% increase in facility operating income, to $9.5 million, as facility operating margins improved to 47% from 46% in the fourth quarter of 1998. Management reports that same store expenses grew a modest 3% year-over-year in the fourth quarter, a trend that is expected to continue in 2000.

General and administrative expenses improved to 5.0% of revenues, down from 5.1% a year ago. Sequentially, G&A expense increased from 4.9% of revenues in the third quarter.

Below the EBITDA line, the company reported D&A of $1.7 million, up from $1.3 million last year. Net interest income increased to $700K from $100K last year. The company's 36.6% income tax rate increased from 34.1% last year, but was essentially in line with the 36.5% rate reported in the third quarter.

One-time Charge Taken. During the fourth quarter of 1999, Brookdale incurred an after-tax charge of $0.3 million related to the refinancing of its 209-unit Edina Park Plaza facility in Edina, Minnesota. The company refinanced $14.6 million of 8.0% amortizing debt, by issuing $15.0 million of tax-exempt bonds, which are payable interest only until maturity in 2029. In addition to being interest only payments, the interest rate is a much lower 4.5% annually, which should benefit the company's cash flow from this property.

Buyback Update. Through March 13, 2000, Brookdale has effectively repurchased approximately 1.7 million of its outstanding shares, including 125,000 related to the departure of former Chief Financial Officer Darryl Copeland. Roughly
1.3 million of these were repurchased by year-end 1999, with the remaining 400,000 purchased since January 1, 2000. The company still has approximately 425,000 shares in availability under the 2.0 million share repurchase authorization that was put in place in September 1999.

Over the near term, we expect management to focus on pursuing larger acquisitions, rather than pursue a further buyback authorization, once the current repurchase program is completed.

Balance Sheet Information. Brookdale finished the year with $13.1 million in cash, $198.9 million in debt (including $100 million of 5.5% convertible subordinated notes) and $96.3 million in shareholder's equity. Treating the convertible issue as equity, the company's net debt-to-total capitalization stood at 30.4% at year-end.

PORTFOLIO DEVELOPMENT UPDATE

Brookdale's on-going development activities are continuing at a steady price. Management noted that it assumed the lease on one facility in Illinois prior to the end of 1999 and opened another facility in the state in March. In addition, management noted that Brookdale currently has three additional sites currently under current construction. These include 1 property in Battery Park City, NY that should open in September, 2000, 1 in Pittsburgh, PA that is expected to open in the second quarter of 2001 and 1 in Raleigh, NC which is expected to open in September, 2000.

Management noted that the company has ample funding to complete its current development program. At year-end 1999, Brookdale still had $13-15 million in cash. Further, the company has approximately $33 million in availability under their bank credit agreement.

Brookdale Living Communities, Inc. - 28 March 2000         [MERRILL LYNCH LOGO]



At year-end 1999, Brookdale operated 5,094 units across its entire portfolio. Prior to the close of 1999, Brookdale closed on the lease of the 287-unit Benchmark in Hoffman Estates, Illinois on December 22.

On March 6, 2000, Brookdale opened the Meadows of Glen Ellyn, a 234-unit facility that the company developed and now manages for a third party owner. As a result of this opening, Brookdale currently operates 24 upscale facilities in 14 states with 5,328 units.

Finally, on December 27, 1999, Brookdale entered into an agreement to develope a site location in Creve Coeur (St. Louis), Missouri. Management expects construction to begin in the third or fourth quarter of 2000 and this property would likely open around the fourth quarter of 2001. The project is expected to take 16-18 months to complete. The 10-story project is similar in size to the company's prototype model, and management expects to run Creve Coeur in a similar manner.

[MERRILL LYNCH LOGO]          Brookdale Living Communities, Inc. - 28 March 2000

TABLE 1: BROOKDALE LIVING COMMUNITIES, INC. -
QUARTERLY INCOME STATEMENT 1999-2000E
($ IN MILLIONS, EXCEPT PER SHARE DATA)

                                          FIRST QUARTER                 SECOND QUARTER                 THIRD QUARTER
                                   2000E      1999A   % CHANGE    2000E     1999A   % CHANGE    2000E     1999A   % CHANGE
                                   ---------------------------    --------------------------    --------------------------
Resident Fees                         27.2     23.8      14.5%      27.8     24.4      13.9%       28.5    24.9      14.6%
Development Fees                       1.7      1.7     NM           1.7      1.6     NM            1.7     1.6     NM
Management Fees                        0.2      0.1     119.2%       0.2      0.1     150.0%        0.2     0.1      77.0%
                                   -------     ----               ------     ----               -------  ------
Total Revenues                        29.1     25.5      13.9%      29.7     26.1      13.6%       30.5    26.7      14.3%

Facility Operating Expenses           14.4     12.8      12.8%      14.6     12.9      13.5%       14.8    13.5      10.2%
General and Administrative             1.4      1.2      20.9%       1.5      1.3      13.5%        1.5     1.3      13.9%
                                   -------     ----               ------     ----               -------  ------
EBITDAR                               13.2     11.6      14.4%      13.6     11.9      13.8%       14.1    11.9      18.9%

Lease Expense                          6.7      6.3       6.6%       7.1      6.4      11.7%        7.2     6.4      13.1%
                                   -------     ----               ------     ----               -------  ------
EBITDA                                 6.5      5.3      23.7%       6.5      5.6      16.2%        6.9     5.5      25.8%

Depreciation and Amortization          1.8      1.4      32.2%       1.9      1.3      43.9%        1.9     1.6      21.2%
                                   -------     ----               ------     ----               -------  ------
EBIT                                   4.7      3.9      20.7%       4.6      4.3       7.6%        5.0     3.9      27.6%

Interest Income                        2.8      1.5      81.1%       3.0      1.9      54.4%        3.1     2.7      14.1%
Interest Expense                      (2.5)    (1.1)    121.8%      (2.5)    (1.8)     37.0%       (2.5)   (2.1)     21.7%

Minority Interest                       --       --                   --       --                    --      --

Pre-tax Operating Income               5.0      4.3      16.0%       5.1      4.4      16.3%        5.6     4.6      22.3%
Onetime Items
Income Tax Benefit (Expense)          (1.8)    (1.6)                (1.9)    (1.5)                 (2.1)   (1.7)

Net Income                             3.2      2.8      15.6%       3.3      2.6      23.5%        3.6     2.9      22.2%
Extraordinary Items, net of tax         --       --                   --       --                    --      --
                                   -------     ----               ------     ----               -------  ------
Net Income                             3.2      2.8      15.6%       3.3      2.6      23.5%        3.6     2.9      22.2%

Shares:
Basic                                 10.0     11.6     -13.6%      10.0     11.6     -13.6%       10.0    11.6     -13.5%
Diluted                               15.8     11.7      34.8%      15.4     14.5       6.2%       15.4    17.1      -9.9%

EPS:
Basic                              $  0.32     0.24      33.8%   $  0.33   $ 0.24      35.9%    $  0.36  $ 0.25      41.2%
Diluted                            $  0.26     0.24      12.4%   $  0.28   $ 0.21      29.7%    $  0.30  $ 0.22      32.7%
Diluted, excluding
extraordinary items                $  0.26     0.24      12.4%   $  0.28   $ 0.23      22.6%    $  0.30  $ 0.23      30.4%



                                          FOURTH QUARTER                  FULL YEAR
                                   2000E      1999A   % CHANGE    2000E      1999A  % CHANGE
                                   ---------------------------    --------------------------
Resident Fees                         29.0     25.9      12.3%     112.6     98.9      13.8%
Development Fees                       1.8      1.6     NM           6.9      6.6     NM
Management Fees                        0.2      0.1      63.0%       0.8      0.4      93.4%
                                   -------     ----               ------    -----
Total Revenues                        31.0     27.6      12.2%     120.2    105.9      13.5%

Facility Operating Expenses           15.1     13.8       9.8%      59.0     52.9      11.5%
General and Administrative             1.6      1.4      11.4%       5.9      5.1      14.7%
                                   -------     ----               ------    -----
EBITDAR                               14.3     12.5      14.9%      55.3     47.9      15.5%

Lease Expense                          7.2      6.5      10.0%      28.2     25.5      10.3%
                                   -------     ----               ------    -----
EBITDA                                 7.2      6.0      20.3%      27.1     22.3      21.4%

Depreciation and Amortization          2.0      1.7      19.2%       7.6      5.9      28.2%
                                   -------     ----               ------    -----
EBIT                                   5.2      4.3      20.8%      19.5     16.4      19.0%

Interest Income                        3.4      3.0      15.1%      12.3      9.2      34.3%
Interest Expense                      (2.6)    (2.3)     12.1%     (10.1)    (7.3)     37.9%

Minority Interest                       --       --                   --       --

Pre-tax Operating Income               6.0      4.9      21.4%      21.8     18.3      19.1%
Onetime Items
Income Tax Benefit (Expense)          (2.2)    (1.8)                (8.0)    (6.6)

Net Income                             3.8      3.1      21.5%      13.8     11.4      20.7%
Extraordinary Items, net of tax         --     (0.3)                  --     (0.3)
                                   -------     ----               ------    -----
Net Income                             3.8      2.8      21.5%      13.8     11.1      20.7%

Shares:
Basic                                 10.0     11.0      -8.7%      10.0     11.4     -12.4%
Diluted                               15.4     16.5      -6.5%      15.5     15.0       3.5%

EPS:
Basic                              $  0.38     0.26      47.7%   $  1.38   $ 0.97      41.6%
Diluted                            $  0.31     0.23      34.6%   $  1.15   $ 0.90      27.4%
Diluted, excluding
extraordinary items                $  0.31     0.25      24.4%   $  1.15   $ 0.92      24.6%

Source: Company reports, Merrill Lunch estimates

Brookdale Living Communities, Inc. - 28 March 2000          [MERRILL LYNCH LOGO]

TABLE 2: BROOKDALE LIVING COMMUNITIES, INC. - QUARTERLY INCOME STATEMENT ANALYSIS 1999-2000E


MARGIN ANALYSIS                 -FIRST QUARTER-      SECOND QUARTER-     THIRD QUARTER-     FOURTH QUARTER-         -FULL YEAR-
(AS A % OF REVENUES)             2000E   1999A       2000E    1999A      2000E    1999A      2000E   1999A         2000E    1999A
--------------------            ------   ------     ------  -------     ------  ------      ------  ------         ------   -----

Resident Fees                   93.7%   93.2%        93.7%     93.5%     93.7%     93.4%      93.6%    93.5%        93.7%    93.4%
Development Fees                 5.7%    6.5%         5.7%      6.3%      5.7%      6.2%       5.7%     6.0%         5.7%     6.2%
Management Fees                  0.6%    0.3%         0.6%      0.3%      0.7%      0.4%       0.7%     0.5%         0.6%     0.4%
Total Revenues                 100.0%  100.0%       100.0%    100.0%    100.0%    100.0%     100.0%   100.0%       100.0%   100.0%

Facility Operating Expenses
 (as a % of resident fees)      53.0%   53.8%        52.7%     52.8%     52.1%     54.1%      52.1%    53.2%        52.4%    53.5%
General and Administrative       4.8%    4.5%         4.9%      4.9%      4.9%      4.9%       5.0%     5.0%         4.9%     4.9%
EBITDAR                         45.5%   45.3%        45.8%     45.7%     46.3%     44.5%      46.3%    45.2%        46.0%    45.2%

Lease Expense                   23.1%   24.6%        23.9%     24.3%     23.6%     23.9%      23.1%    23.5%        23.4%    24.1%
EBITDA                          22.5%   20.7%        21.9%     21.4%     22.7%     20.6%      23.2%    21.6%        22.6%    21.1%

Depreciation and Amortization    6.2%    5.3%         6.4%      5.1%      6.2%      5.9%       6.5%     6.1%         6.3%     5.6%
EBIT                            16.3%   15.4%        15.5%     16.3%     16.4%     14.7%      16.8%    15.6%        16.2%    15.5%

Interest Income                  9.6%    6.1%        10.1%      7.4%     10.2%     10.2%      11.0%    10.7%        10.2%     8.6%
Interest Expense                -8.6%   -4.4%        -8.3%     -6.8%     -8.2%     -7.7%      -8.4%    -8.4%        -8.4%    -6.9%
Minority Interest                0.0%    0.0%         0.0%      0.0%      0.0%      0.0%       0.0%     0.0%         0.0%     0.0%

Pre-tax Income                  17.3%   17.0%        17.3%     16.9%     18.4%     17.2%      19.3%    17.9%        18.1%    17.3%
Income Tax Rate                 36.6%   36.4%        36.6%     34.1%     36.6%     36.5%      36.6%    36.6%        36.6%    35.9%

Net Income                      11.0%   10.8%        11.0%     10.1%     11.7%     10.9%      12.3%    11.3%        11.5%    10.8%

Source: Company reports, Merrill Lynch estimates

[MERRILL LYNCH LOGO]          Brookdale Living Communities Inc. - 28 March 2000

TABLE 3: BROOKDALE LIVING COMMUNITIES, INC. - LONG-TERM INCOME STATEMENT
1997-2001E ($ IN MILLIONS, EXCEPT PER SHARE DATA)

                                   1997     1998     1999     2000E    2001E
----------------------------------------------------------------------------
Resident Fees                      40.6      71.8     98.9    112.6    121.0
Development Fees                     --       5.7      6.6      6.9      7.3
Management Fees                     0.1       0.3      0.4      0.8      0.9
                                   ----     -----   ------   ------   ------
Total Revenues                     40.7      77.7    105.9    120.2    129.3

Facility Operating Expenses        21.8      39.9     52.9     59.0     62.9
General and Administrative          2.2       4.9      5.1      5.9      6.4
                                   ----     -----   ------   ------   ------
EBITDAR                            16.8      32.9     47.9     55.3     59.9

Lease Expense                      10.0      17.9     25.5     28.2     28.6
                                   ----     -----   ------   ------   ------
EBITDA                              6.8      15.0     22.3     27.1     31.4

Depreciation and Amortization       3.8       4.9      5.9      7.6      8.0
                                   ----     -----   ------   ------   ------
EBIT                                3.0      10.2     16.4     19.5     23.4

Interest Income                     0.8       4.3      9.2     12.3     13.5
Interest Expense                   (3.9)     (4.2)    (7.3)   (10.1)   (10.0)
Minority Interest                  (0.1)       --       --       --       --

Pre-tax Income                     (0.5)     10.3     18.3     21.8     26.8
Income Tax Benefit (Expense)        0.3      (3.6)    (6.6)    (8.0)    (9.8)

Net Income                         (0.2)      6.7     11.4     13.8     17.0
Extraordinary Items, net of tax      --               (0.3)      --
Net Income                                            11.1     13.8

Shares:
Basic                                NM       9.7     11.4     10.0     10.0
Diluted                              NM      10.0     15.0     15.5     15.4

EPS:
Basic                                NM     $0.68   $ 0.97   $ 1.38   $ 1.70
Diluted                              NM     $0.67   $ 0.92   $ 1.15   $ 1.35

Note 1997 figures include results for predecessor properties from 1/1/97 through 5/6/97 and BLCI from 5/7/97 through 12/31/97.

Source: Company reports, Merrill Lynch estimates

Brookdale Living Communities Inc. - 28 March 2000         [MERRILL LYNCH LOGO]

TABLE 4: BROOKDALE LIVING COMMUNITIES, INC. - LONG-TERM INCOME STATEMENT ANALYSIS 1997-2001E ($ IN MILLIONS, EXCEPT PER SHARE DATA)

(AS A % OF REVENUES)                                1997          1998          1999          2000E         2001E
                                                 ----------    ----------    ----------    ----------     ----------
Resident Fees                                      99.7%         92.4%          93.4%          93.7%         93.6%
Development Fees                                    0.0%          7.3%           6.2%           5.7%          5.6%
Management Fees                                     0.3%          0.3%           0.4%           0.6%          0.7%
                                                 ----------    ----------    ----------    ----------     ----------
Total Revenues                                    100.0%        100.0%         100.0%         100.0%        100.0%

Facility Operating Expenses (as a % of
 resident fees)                                    53.6%         55.6%          53.5%          52.4%         52.0%
General and Administrative                          5.4%          6.3%           4.9%           4.9%          5.0%
EBITDAR                                            41.2%         42.3%          45.2%          46.0%         46.4%

Lease Expense                                      24.5%         23.0%          24.1%          23.4%         22.1%
EBITDA                                             16.6%         19.3%          21.1%          22.6%         24.3%

Depreciation and Amortization                       9.4%          6.2%           5.6%           6.3%          6.2%
EBIT                                                7.2%         13.1%          15.5%          16.2%         18.1%

Interest Income                                     1.9%          5.5%           8.6%          10.2%         10.4%
Interest Expense                                   -9.5%         -5.3%          -6.9%          -8.4%         -7.7%
Minority Interest                                  -0.3%          0.0%           0.0%           0.0%          0.0%

Pre-tax Income                                     -1.2%         13.2%          17.3%          18.1%         20.8%
Income Tax Benefit (Expense) Rate                  63.8%         35.3%          35.9%          36.6%         36.6%

Net Income                                         -0.4%          8.6%          10.8%          11.5%         13.2%

Source: Company reports, Merrill Lynch estimates


(YEAR-OVER-YEAR GROWTH)                                           1998          1999          2000E         2001E
                                                               ----------    ----------    ----------     ----------
Resident Fees                                                    76.9%          37.8%          13.8%          7.5%
Development Fees                                                 NM             16.5%           4.1%          6.4%
Management Fees                                                  97.7%          50.6%          93.4%         23.7%
Total Revenues                                                   90.9%          36.3%          13.5%          7.6%

Family Operating Expenses                                        83.5%          32.5%          11.5%          6.6%
General and Administrative                                      123.0%           5.5%          14.7%          8.5%
EBITDAR                                                          96.2%          45.5%          15.5%          8.4%

Lease Expense                                                    79.0%          42.7%          10.3%          1.4%
EBITDA                                                          121.5%          48.8%          21.4%         15.7%

Depreciation and Amortization                                    26.9%          22.2%          28.2%          5.3%
EBIT                                                            244.3%          61.5%          19.0%         19.8%

Interest Income                                                 461.2%         114.2%          34.3%          9.3%
Interest Expense                                                  7.9%          75.5%          37.9%         -0.5%
Minority Interest

Pre-tax Income                                                   NM             77.8%          19.1%         23.3%
Income Tax Benefit (Expenses) Rate                               NM             81.2%          21.3%         23.3%

Net Income                                                       NM             71.9%          20.7%         23.3%

Source: Company reports, Merrill Lynch estimates

[MERRILL LYNCH LOGO]          Brookdale Living Communities Inc. - 28 March 2000

TABLE 5: BROOKDALE LIVING COMMUNITIES, INC. - REVENUE MODEL SUMMARY 1997-2001E ($ IN MILLIONS, EXCEPT PER SHARE DATA)

                       1997A     % Change    1998A    % Change    1999A    % Change   2000E   % Change   2001E    % Change
--------------------------------------------------------------------------------------------------------------------------
TOTAL RESIDENT FEES
Q1(1)                   7.5                 15.7      109.7%      23.8      51.9%     27.2     14.5%     29.0       6.3%
Q2(2)                   9.5                 17.2       80.1%      24.4      41.9%     27.8     13.9%     29.9       7.4%
Q3                     11.2                 18.9       68.6%      24.9      32.0%     28.5     14.6%     30.8       8.0%
Q4                     12.4                 20.1       62.1%      25.9      28.9%     29.0     12.3%     31.4       8.2%
                      -----     --------    ----     ------      -----      ----     -----    -----     -----      -----
Total for the Year     40.6                 71.8       76.9%      98.9      37.8%    112.6     13.8%    121.0       7.5%

DEVELOPMENT FEES
Q1(1)                   --                  1.19                  1.67      40.2%     1.67      0.2%     1.75       4.8%
Q2(2)                   --                  1.39                  1.64      17.6%     1.70      4.0%     1.80       5.9%
Q3                      --                  1.54                  1.64       6.4%     1.73      5.5%     1.85       6.9%
Q4                      --                  1.54                  1.65       7.4%     1.76      6.8%     1.90       8.0%
                      ----      --------    ----     ------      -----      ----     -----    -----     -----      -----
Total for the Year      --                  5.65                  6.59      16.5%     6.86      4.1%     7.30       6.4%

MANAGEMENT FEES
Q1(1)                   --                  0.05                  0.07      37.7%     0.16    119.2%     0.22      37.5%
Q2(2)                 0.03                  0.06      96.9%       0.07      14.3%     0.18    150.0%     0.23      27.8%
Q3                    0.05                  0.07      44.0%       0.11      56.9%     0.20     77.0%     0.24      20.0%
Q4                    0.05                  0.07      46.0%       0.14      84.9%     0.22     63.0%     0.25      13.6%
                      ----      --------    ----     ------      -----      ----     -----    -----     -----      -----
Total for the Year    0.13                  0.26      97.7%       0.39      50.6%     0.76     93.4%     0.94      23.7%

TOTAL REVENUES
Q1(1)                  7.5                  16.9     126.4%       25.5      51.0%     29.1     13.9%     30.9       6.4%
Q2(2)                  9.6                  18.7      94.7%       26.1      40.0%     29.7     13.6%     31.9       7.5%
Q3                    11.2                  20.5      82.2%       26.7      30.1%     30.5     14.3%     32.9       8.0%
Q4                    12.4                  21.7      74.4%       27.6      27.5%     31.0     12.2%     33.6       8.3%
                      ----      --------    ----     ------      -----      ----     -----    -----     -----      -----
Total for the Year    40.7                  77.7      90.9%      105.9      36.3%    120.2     13.5%    129.3       7.6%

Stabilized residences are those that have been open for twelve months or have reached 95% occupancy as of the beginning of the quarter.

(1) includes results for predecessor properties from 1/1/97 through 3/31/97.
(2) includes results for predecessor properties from 4/1/97 through 5/6/97 and BLCI from 5/7/97 through 6/30/97.
Source: Company reports; Merrill Lynch estimates.

Brookdale Living Communities Inc. - 28 March 2000           [MERRILL LYNCH LOGO]

Table 6: Brookdale Living Communities, Inc. - Revenue Model Detail - Stabilized Residences - 1997-2001E
($ in millions, except per share data)

                              1997A   % Change    1998A   % Change      1999A  % Change        2000E   % Change      2001E  % Change
------------------------------------------------------------------------------------------------------------------------------------

OWNED AND LEASED RESIDENCES (EXCL. MANAGED)
Q1                                                   12                    17     41.7%           19      11.8%          19     0.0%
Q2                                                   13                    17     30.8%           19      11.8%          19     0.0%
Q3                                                   14                    18     28.6%           19       5.6%          19     0.0%
Q4                               11                  16                    19     18.8%           19       0.0%          19     0.0%
Total for the Year

AVG. NUMBER OF UNITS PER RESIDENCE
Q1                                                  220                   220      0.2%          224       1.4%         224     0.0%
Q2                                                  225                   223     -0.7%          224       0.1%         224     0.0%
Q3                                                  217                   219      0.9%          224       2.2%         224     0.0%
Q4                              215                 217                   221      2.1%          224       0.9%         224     0.0%
Total for the Year

ESTIMATED OWNED/LEASED RESIDENT UNITS (ENDING)
Q1                                                2,640                 3,747     41.9%        4,247      13.3%       4,247     0.0%
Q2                                                2,922                 3,795     29.9%        4,247      11.9%       4,247     0.0%
Q3                                                3,036                 3,938     29.7%        4,247       7.8%       4,247     0.0%
Q4                            2,370               3,469                 4,208     21.3%        4,247       0.9%       4,247     0.0%
Total for the Year

AVERAGE CAPACITY
Q1                                              2,505.0               3,608.2     44.0%      4,227.3      17.2%     4,246.5     0.5%
Q2                                              2,781.2               3,771.3     35.6%      4,246.5      12.6%     4,246.5     0.0%
Q3                                              2,979.3               3,866.7     29.8%      4,246.5       9.8%     4,246.5     0.0%
Q4                                              3,252.8               4,073.0     25.2%      4,246.5       4.3%     4,246.5     0.0%
Total for the Year

AVERAGE OCCUPANCY
Q1                                                95.0%                 95.0%      0.0%        95.0%       0.0%       95.0%     0.0%
Q2                                                95.0%                 95.0%      0.0%        95.0%       0.0%       95.0%     0.0%
Q3                                                95.0%                 95.0%      0.0%        95.0%       0.0%       95.0%     0.0%
Q4                                                97.0%                 95.0%     -2.1%        95.0%       0.0%       95.0%     0.0%
Total for the Year

RESIDENT DAYS
Q1                                              214,181               308,505     44.0%      361,434      17.2%     363,076     0.5%
Q2                                              240,435               326,030     35.6%      367,110      12.6%     367,110     0.0%
Q3                                              260,393               337,949     29.8%      371,144       9.8%     371,144     0.0%
Q4                                              290,279               355,980     22.6%      371,144       4.3%     371,144     0.0%
                                             ----------            ----------             ----------             ----------
Total for the Year                            1,005,288             1,328,464     32.1%    1,470,832      10.7%   1,472,474     0.1%

AVERAGE DAILY RESIDENT FEE
Q1                                           $    73.10            $    77.07      5.4%   $    75.34      -2.2%  $    79.76     5.9%
Q2                                           $    71.53            $    74.87      4.7%   $    75.72       1.1%  $    81.36     7.4%
Q3                                           $    72.46            $    73.68      1.7%   $    76.85       4.3%  $    82.99     8.0%
Q4                                           $    69.11            $    72.62      5.1%   $    78.20       7.7%  $    84.65     8.2%
                                             ----------            ----------             ----------             ----------
Total for the Year                           $    71.41            $    74.48      4.3%   $    76.54       2.8%  $    82.20     7.4%

TOTAL RESIDENT FEES
Q1                                                 15.7                  23.8     51.9%         27.2      14.5%        29.0     6.3%
Q2                                                 17.2                  24.4     41.9%         27.8      13.9%        29.9     7.4%
Q3                                                 18.9                  24.9     32.0%         28.5      14.6%        30.8     8.0%
Q4                                                 20.1                  25.9     28.9%         29.0      12.3%        31.4     8.2%
                                             ----------            ----------     -----   ----------      -----  ----------     ----
Total for the Year                                 71.8                  98.9     37.8%        112.6      13.8%       121.0     7.5%

Source: Company reports; Merrill Lynch estimates. Note: Stabilized residences are those that have been open for twelve months or have reached 95% occupancy as of the beginning of the quarter.

[MERRILL LYNCH LOGO]           Brookdale Living Communities, Inc.- 28 March 2000


     [BLCI] The securities of the company are not listed but trade over-the-counter in the United States. In the US, retail sales and/or distribution of this report may be made only in states where these securities are exempt from registration or have been qualified for sale. MLPF&S or its affiliates usually make a market in the securities of this company.

     Opinion Key [X-a-b-c]; Investment Risk Rating(X): A-Low, B-Average, C-Above Average, D-High, Appreciation Potential Rating (a: Int. Term - 0-12 mo.; b: Long Term - > 1 yr.): 1-Buy, 2-Accumulate, 3-Neutral, 4-Reduce, 5-Sell, 6-No Rating. Income Rating (c): 7-Same/Higher, 8-Same/Lower, 9-No Cash Dividend.

     Copyright 2000 Merrill Lynch, Pierce, Fenner & Smith Incorporated (MLPF&S). This report has been issued and approved for publication in the United Kingdom by Merrill Lynch, Pierce, Fenner & Smith Limited, which is regulated by SFA, and has been considered and issued in Australia by Merrill Lynch Equities (Australia) Limited (ACN 006 276 795), a licensed securities dealer under the Australian Corporations Law. The information herein was obtained from various sources; we do not guarantee its accuracy or completeness. Additional information available.

     Neither the information nor any opinion expressed constitutes an offer, or an invitation to make an offer, to buy or sell any securities or any options, futures or other derivatives related to such securities ("related investments"). MLPF&S and its affiliates may trade for their own accounts as odd-lot dealer, market maker, block positioner, specialist and/or arbitrageur in any securities of this issuer(s) or in related investments, and may be on the opposite side of public orders. MLPF&S, its affiliates, directors, officers, employees and employee benefit programs may have a long or short position in any securities of this issuer(s) or in related investments. MLPF&S or its affiliates may from time to time perform investment banking or other services for, or solicit investment banking or other business from, any entity mentioned in this report.

     This research report is prepared for general circulation and is circulated for general information only. It does not have regard to the specific investment objectives, financial situation and the particular needs of any specific person who may receive this report. Investors should seek financial advice regarding the appropriateness of investing in any securities or investment strategies discussed or recommended in this report and should understand that statements regarding future prospects may not be realized. Investors should note that income from such securities, if any, may fluctuate and that each security's price of value may rise or fall. Accordingly, investors may receive back less than originally invested. Past performance is not necessarily a guide to future performance.

     Foreign currency rates of exchange may adversely affect the value, price or income of any security or related investment mentioned in this report. In addition, investors in securities such as ADRs, whose values are influenced by the currency of the underlying security, effectively assume currency risk.